Exhibit 99.1

Financial Report

July – September 2012

Margin guidance met

on 2% organic sales growth

(Stockholm, Oct. 23, 2012) – For the three-month period ended September 30, 2012, Autoliv Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported an operating margin, excluding costs for capacity alignments and antitrust investigations, of 10.1% and an operating profit of $197 million, which was in line with its guidance despite organic sales growth of 2% instead of the expected “nearly 4%”. This lower than expected growth was primarily due to the accelerating decline in the European market and a customer labor strike in South Korea.

Consolidated sales declined by slightly more than 3% to $1,947 million due to negative currency effects of 5%. Operating income amounted to $187 million with an operating margin of 9.6%. Income before taxes amounted to $175 million, net income to $118 million and earnings per share assuming dilution to $1.23.

Cash flow from operations amounted to $131 million and to $32 million before financing.

For the fourth quarter, we expect an organic sales growth in the range of 0-2% and flat consolidated sales with an operating margin of around 9%, excluding costs for capacity alignments and the antitrust investigations. The expected organic sales growth is lower than indicated in July primarily due to the accelerated deterioration in European LVP and the tension between Japan and China affecting the Japanese vehicle manufacturers in China.

In response to the accelerating drop in European LVP, we expect our capacity alignment costs for the full year 2012 to reach the higher end of the $60-80 million range we communicated in July.

An earnings conference call will be held at 3:00 p.m. (CET) today, October 23. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q3 – Report 2012

Market Overview

During the quarter July-September 2012, global light vehicle production (LVP) is estimated by IHS to have increased by 2% compared to the same quarter in 2011. Stronger-than-expected LVP in North America offset weaker-than-expected LVP in mainly South Korea.

In Europe, where Autoliv generates approximately 30% of its sales, LVP is estimated to have decreased by 6% compared to the third quarter in 2011. In Western Europe, LVP decreased by 8% and in Eastern Europe by 1%.

In the Americas, which accounts for approximately 35% of Autoliv’s sales, LVP increased by 11%. This was due to a 14% increase in North America which was 6 percentage points (pp) higher than IHS expected in July. The Asian and European vehicle manufacturers increased their North American production by 24%, rebounding from last year’s component shortages following the tsunami in Japan. Ford, GM and Chrysler (“The Detroit 3” or “D3”) increased their North American LVP by 7%.

In China, which accounts for almost 15% of Autoliv’s sales, LVP grew by 7%, which was slightly less than expected.

In Japan, which accounts for about 10% of Autoliv’s sales, LVP increased by 4% due to the rebound from an unusually low level last year due to component shortages following the earthquake/tsunami in Japan (“the tsunami rebound effect”). However, the LVP increase was nearly 4 pp lower than expected by IHS in July.

In the Rest of Asia (RoA), which accounts for less than one tenth of Autoliv’s sales, LVP was flat. LVP dropped by 15% in the important South Korean market (instead of increasing by 2% as expected) due to a seven-week strike at vehicle manufacturer sites in South Korea. However, the decline in South Korea was offset by strong LVP elsewhere in the region, mainly in Thailand.

Consolidated Sales

Consolidated sales decreased by slightly more than 3% to $1,947 million compared to the third quarter in 2011. Excluding negative currency effects of 5% and the effect of a small divestiture, organic sales (non-U.S. GAAP measure, see enclosed reconciliation table) increased by 2% compared to an expected increase of nearly 4%. This variance from expectations is primarily due to many unexpected temporary plant closures among European vehicle manufacturers, the strike in South Korea and weaker demand in China for Japanese vehicles stemming from the political tension between China and Japan.

Autoliv’s organic sales growth was mainly driven by the North American LVP growth, continued strong performance in China and rapidly growing sales for active safety systems, especially radar systems for Mercedes and GM.

Sales by Product

Sales of airbag products (including steering wheels and passive safety electronics) decreased by 4% to $1,269 million. Excluding negative currency effects of 5%, organic sales of airbag products grew by 1% compared to the 2% increase in global LVP. Sales of knee airbags almost doubled due to their further integration into more vehicle models, which partially offset the effects from the strike in South Korea and the decline in European LVP.

Sales of seatbelt products declined by 6% to $621 million, due to negative currency effects of 7% and a 1% divestiture effect from the sale of Klippan Ltd last year. Organic sales growth of 2% was in line with the increase in global LVP despite the sharp decline in West European LVP. However, sales continued to be strong in North America, China and the Rest of Asia, partially as a result of the global trend towards more advanced and higher value-added seatbelt systems.

Sales of active safety products (automotive radars, night vision systems and cameras with driver assist systems) increased by 43% to $57 million and organically by 47% compared to the third quarter in 2011. This increase was mainly due to new radar business for Mercedes’ B-, E- and M-classes and Cadillac’s ATS, XTS and SRX models, as well as due to new camera business for BMW’s 1- and 3-series.

Sales by Region

Sales from Autoliv’s European companies decreased by 19% to $587 million. Excluding negative currency and divestiture effects of 11% and 1%, respectively, organic sales declined by 7% which was primarily due to the 8 % LVP decline in Western Europe, the dominant automotive safety market in Europe. In addition to the depressed demand in Europe, Autoliv’s sales were negatively affected by the model change-over for Volkswagen’s Golf. These negative effects were partially offset by the new Renault Clio and the new Peugeot 208, as well as by continued strong demand from Mercedes and BMW. Sales of active safety systems also continued to grow rapidly.

Sales from Autoliv’s companies in the Americas increased by 11% to $692 million. Excluding negative currency effects of 2%, organic sales grew by 13%, 2 pp higher than the increase in the region’s LVP despite the fact that Autoliv provides less safety content for the Japanese vehicles that accounted for most of the increase in North American LVP. This negative mix effect was offset by sales for such vehicle models as the new Dodge Dart and the Ford Fusion, as well as by strong demand from Mercedes (for the M-Class), Volkswagen (for the Beetle and the Passat) and Audi the A6.

Sales from Autoliv’s companies in China increased by 13% to $283 million, including favorable currency effects of 1%. Organic sales growth of 12% was 5 pp better than the Chinese LVP growth. Autoliv’s strong performance in China is due to the Company’s long-term investments and many new vehicle models that were launched in the third quarter. Sales were mainly driven by Great Wall’s Haval H6, Audi’s A6 and Ford’s Focus.

Sales from Autoliv’s companies in Japan declined by 5% to $200 million, including negative currency effects of 1%. The organic sales decline of 4% was 8 pp lower than the increase in Japanese LVP due to the “tsunami rebound effect”. Excluding this temporary effect, sales were driven by strong demand from Toyota (the Aqua/Prius c and the Alphard) and the new Honda N-Box.

Sales from Autoliv’s companies in the Rest of Asia (RoA) decreased to $185 million or by 12%, half of which was due to negative currency effects. The 6% decline in organic sales was mainly due to the strike by workers at Hyundai/Kia and GM sites in South Korea. The negative effects were partially offset by strong demand in Thailand, especially for Isuzu’s D-Max, the new Mitsubishi Mirage and the Chevrolet Colorado, all of which are vehicle models with high safety content.

Q3 – Report 2012

Earnings

For the third quarter 2012, gross profit declined by $24 million to $388 million compared to the third quarter in 2011. The decline reflects the combined effect of several factors, such as an $18 million negative currency translation impact, a plant fire, uneven capacity utilization due to weak demand in certain markets along with overtime expenses from strong demand in other markets. Depreciation and start-up costs have also increased from last year. Some of this additional manufacturing capacity is not fully utilized yet, primarily in China and Eastern Europe, which affected gross margin. This margin declined to 19.9% from 20.4% in the third quarter 2011. The plant fire had a 0.2 pp negative margin effect.

Operating income declined by $18 million to $187 million. The $24 million decline in gross profit was partially offset by a $7 million improvement in Research, Development and Engineering (R,D&E) expense, net and a $3 million improvement in Selling, General and Administrative (S,G&A) expense. R,D&E expense, net declined despite a $10 million increase in the gross R,D&E expense due to a temporary positive effect in engineering income. In relation to sales R,D&E expense, net declined by 0.1 pp to 5.0%. Operating margin declined to 9.6% from 10.2%, primarily due to the 0.5 pp decline in gross margin. The capacity alignment costs, which amounted to $9 million, and legal costs related to the antitrust investigations, which amounted to less than $1 million, had a combined negative margin effect of 0.5 pp. Therefore, the operating margin excluding these costs was 10.1%, in line with the guidance at the beginning of the quarter of “approximately 10%” (non-U.S. GAAP measures, see enclosed reconciliation table).

Income before taxes declined in line with the $18 million decline in operating income and amounted to $175 million. Lower interest expense, net of $5 million was offset by an unrealized negative foreign currency effect on financial assets of the same magnitude.

Net income attributable to controlling interest amounted to $117 million compared to $138 million in the third quarter of 2011. The effective tax rate was 32.6% compared to 27.8% in the same quarter of 2011. Discrete tax items increased the effective tax rate by 4.1 pp, principally due to new tax laws in France. In the third quarter of 2011, discrete tax items net had a favorable impact of 1.1 pp.

Earnings per share (EPS) assuming dilution declined by $0.25 to $1.23. Earnings per share was reduced mainly by 9 cents due to the higher effective tax rate, 6 cents due to negative currency translation effects, 3 cent due to more shares outstanding and 2 cents due to capacity alignment and antitrust investigation costs. The weighted average number of shares outstanding, assuming dilution, increased to 95.7 million from 93.5 million during the same quarter in 2011.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $131 million compared to $192 million in the same quarter of 2011. The lower cash flow this year is partially due to a payment of approximately $15 million in July for the settlement in the second quarter of the antitrust investigation with the U.S. Department of Justice. In addition, cash flow was temporarily affected by strong cash flow in the second quarter.

Cash flow before financing (non-U.S. GAAP measures, see enclosed reconciliation table) amounted to $32 million compared to $104 million during the same quarter of 2011. Capital expenditures, net of $98 million were $29 million more than depreciation and amortization expense in the quarter and $12 million more than capital expenditures during the third quarter of 2011.

During the quarter, operating working capital (non-U.S. GAAP measure, see enclosed reconciliation table) increased to 7.7% of sales from 6.7% on June 30, 2012. The Company has a policy that working capital in relation to last 12-month sales should not exceed 10%.

Account receivables increased in relation to sales to 73 days outstanding from 69 days on June 30, 2012 and from 72 days outstanding a year ago, on September 30, 2011. Days inventory outstanding increased during the quarter to 32 days from 30 days but decreased from 33 days outstanding a year ago.

The Company’s net cash position (non-U.S. GAAP measure, see enclosed reconciliation table) declined by $18 million during the quarter to $265 million at September 30. The quarterly dividend payment reduced net cash by $45 million. Gross interest-bearing debt increased by $11 million to $656 million.

During the quarter, total equity increased by $121 million to $3,702 million due to $118 million from net income, $46 million from favorable currency effects and $4 million from common stock incentives. These increases were partially offset by a $48 million accrual for the declared dividend which will be paid in the fourth quarter. Total parent shareholders’ equity was $3,686 million corresponding to $38.63 per share.

Headcount

Total headcount (permanent employees and temporary personnel) increased by 600 during the quarter to 50,400 and by 2,500 during the first nine months of the year. The increase during the quarter was concentrated in low-cost countries (LCC), while headcount in high-cost countries (HCC) was reduced by 400, despite the strong sales growth in North America.

Currently, 71% of total headcount are direct workers in manufacturing, 68% are in LCC and 20% are temporary personnel. A year ago, these ratios were 71%, 65% and 20%, respectively.

Launches in the 3rd Quarter

•	Cadillac’s new ATS: Passenger airbag, side airbags, inflatable curtains, safety electronics and radar system.

•	Dacia’s new Logan: Seatbelts.

•	Ford’s new Transit: Driver airbag with steering wheel, side airbags, seatbelts with pretensioners and safety electronics.

•	Honda’s new Accord: Side airbags.

•	KIA’s new Forte: Seatbelts with pretensioners.

•	Nissan’s new Sentra: Seatbelts with pretensioners and safety electronics.

•	Renault’s new Clio: Driver airbag with steering wheel, passenger airbag, side airbags, seatbelts with pretensioners.

•	Renault’s new Zoe: Driver airbag with steering wheel, passenger airbag, side airbags, seatbelts with pretensioners.

•	VW’s new Golf: Driver airbag with steering wheel and seatbelts with pretensioners.

First Nine Months 2012

Market Overview First Nine Months

During the nine-month period January – September 2012, global LVP is estimated to have increased by almost 8%.

In Europe, LVP decreased by 4%. In Western Europe the decrease was 7%, while LVP in Eastern Europe increased by 1% from the corresponding period 2011.

In the Americas, LVP rose by 13% primarily due to a 36% increase in the North American LVP of Asian and European vehicle manufacturers. Chrysler, Ford and GM increased their North American LVP by 9%.

In Japan, LVP rebounded from the effects of the tsunami last year and rose by 35%.

In China LVP grew by 8% and in the Rest of Asia (RoA) by almost 7%.

Consolidated Sales

For the year’s first nine months, consolidated sales amounted to $6,215 million. This was about the same level as for the corresponding period in 2011 despite negative currency effects of slightly more than 4% and the effect of a small divestiture. The organic sales increase of 5% was 3 pp less than the increase in global LVP. This temporary underperformance was due to the “tsunami rebound effect”.

Sales of airbag products were unchanged $4,062 million. Excluding negative currency effects, organic sales grew by 4% which was half as much as the increase in global LVP due to the “tsunami rebound effect”.

Sales of seatbelt products declined by nearly 1% to $1,999 million. Currency effects reduced sales by more than 5%. Organic sales growth of more than 5% was 3 pp less than the increase in global LVP due to the “tsunami rebound effect”.

Sales of active safety products rose by 33% to $154 million and grew organically by 36%.

Sales from Autoliv’s European companies decreased by 16% to $2,015 million, including negative currency effects of nearly 9% and the effect of a small divestiture in the second quarter. The organic sales decline of almost 7% was nearly 3 pp higher than the decrease in European LVP due to the 7% LVP decline in the important West European market.

Sales from Autoliv’s companies in the Americas rose by close to 12% to $2,155 million, despite negative currency effects of slightly more than 2%. The organic sales increase of 14% was 1 pp higher than the increase in LVP. Autoliv’s sales were driven by strong performance with GM and Ford along with sales of active safety systems for Mercedes.

Sales from Autoliv’s companies in China rose by slightly more than 13% to $799 million, including positive currency effects of almost 3%. The organic sales growth of nearly 11% was 3 pp higher than the increase in Chinese LVP and was mainly due to recently launched models by Great Wall (the Haval H6) and Ford (the Focus).

Sales from Autoliv’s companies in Japan increased by 20% to $651 million including positive currency effects of 1%. The organic sales increase of 19% was 16 pp lower than the increase in Japanese LVP and reflects the temporary “tsunami rebound effect”.

Sales from Autoliv’s companies in the RoA declined by 5% to $595 million due to negative currency effects of 5% and a small divestiture last year. The organic sales increase of nearly 1% was 6 pp less than the growth in LVP. This was due to the “tsunami rebound effect” and to the expiration of a few contracts in South Korea.

Earnings

Gross profit declined by $48 million to $1,251 million, primarily due to negative currency translation effects of $46 million. Gross margin declined to 20.1% from 21.0% mainly due to higher raw material prices and new manufacturing capacity that is not yet fully utilized.

Operating income declined by $134 million to $531 million and operating margin by 2.2 pp to 8.5%, primarily due to $67 million higher costs for capacity alignments and the antitrust investigations. Excluding these costs, operating margin was 9.8% compared to 10.9% for the same period 2011 (non-U.S. GAAP measures, see enclosed table). This decline was due to the 0.9 pp decline in gross margin and $14 million higher R,D&E expense, net that reduced the margin by 0.2 pp.

Income before taxes decreased by $119 million to $499 million. This was $15 million less than the decline in operating income, primarily due to $14 million lower interest expense, net.

Net income attributable to controlling interest amounted to $344 million compared to $465 million for the same period in 2011. Income tax expense was $153 million, including discrete tax items, net of $9 million that boosted the rate by 1.7 pp. The effective tax rate was 30.7% compared to 24.3% for the nine-month period last year, when discrete tax items reduced the rate by 3.1 pp.

Earnings per share amounted to $3.63 assuming dilution compared to $4.95 for the same period in 2011. Earnings per share was reduced mainly by 51 cents due to higher costs for the capacity alignments and the antitrust investigations, by 34 cents due to the higher effective tax rate, by 14 cents due to negative currency translation effects and by 4 cents due to more shares outstanding, but was partially offset by 14 cents from lower interest expense, net. The average number of shares outstanding increased by 1% to 94.9 million.

Cash Flow and Balance Sheet

Operations generated $447 million in cash and $189 million before financing compared to $465 million and $207 million, respectively, during the first nine months of 2011. Capital expenditures, net amounted to $261 million and depreciation and amortization to $204 million compared to $257 million and $198 million, respectively, in the same period last year.

The Company’s net cash position increased to $265 million on September 30 from $92 million nine months earlier, mainly due to the receipt of $106 million from the settlement in the second quarter of the purchase contracts underlying the equity units. Gross interest-bearing debt decreased by $11 million to $656 million.

Total equity increased by $353 million mainly due to $346 million from net income, $106 million from the settlement of the purchase contracts related to the equity units, $24 million from positive currency effects and $12 million from common stock incentives. These favorable effects were partially offset by dividends of $138 million.

Return on equity amounted to 13% and return on capital employed to 21% compared to 20% and 27%, respectively, for the corresponding period 2011.

Q3 – Report 2012

Outlook

Based on Autoliv’s call-offs from customers, we expect the Company’s organic sales to grow in the range of 0-2% in the fourth quarter. This lower growth than indicated in July, based on IHS’ data at the time, is primarily due to the accelerated European LVP deterioration and slower than expected growth in China (partially due to the political tension between Japan and China affecting the Japanese vehicle manufacturers in China). Currency effects and a small divestiture are expected to reduce sales by an aggregate of 1%, provided that the mid-October exchange rates prevail. As a result, consolidated sales are expected to be virtually flat compared to the fourth quarter of 2011.

An operating margin of around 9% is expected for the quarter, excluding costs for capacity alignments and the antitrust investigations and related class action suits. This lower margin than indicated in July is mainly due to the lower sales growth expectation mentioned above.

Due to the uncertain market conditions in Europe, it is still unclear how long the holiday shutdowns will be this year among the vehicle manufacturers. Consequently, our sales and margin guidance is more uncertain than usual.

In response to this uncertain situation and the accelerating drop in European LVP, we expect our capacity alignment costs for the full year 2012 to reach the higher end of the $60-80 million range we communicated in July. This cost has increased from “more than $50 million” originally estimated at the beginning of the year.

These expectations would yield an organic sales growth of approximately 4% for the full year 2012 with a flat consolidated sales due to negative currency effects and a small divestiture. It would also yield an operating margin of more than 9.5% for the year excluding costs for capacity alignments and the antitrust investigations and related class action suits.

In response to continued strong order intake, capital expenditures will be approximately 4.5% of sales in 2012. Operations are expected to continue to generate a strong cash flow in the magnitude of $0.7 billion for the full year 2012.

The projected effective tax rate for the full year 2012, excluding discrete items, is expected to be around 28%.

Other Significant Events

•

This report has been affected by the divestiture in June of the non-core business of Autoliv Mekan AB. The nine-month comparisons have also been affected by the divestiture of Klippan Ltd in the second quarter last year.

•

In October, Autoliv announced its single largest capital expenditure of $33 million. The expenditure relates to a new plant in China that will manufacture propellants for airbags to help satisfy the strong long-term demand for automotive safety products in Asia. The new plant, Autoliv’s twelfth manufacturing facility in China, will increase the Company’s global propellant capacity by approximately 25%, thereby enabling Autoliv to increase its annual airbag production capacity by 25-30 million when the propellant capacity is fully utilized.

•	Autoliv also decided to expand its tech center in Shanghai. The floor space of the tech center building will increase by 20%, which will allow Autoliv to expand its engineering resources in China by 25% from currently slightly more than 400 employees in product development, application engineering and crash testing.

Dividend

As previously announced, the Company has decided to raise its quarterly dividends to shareholders to 50 cents per share, a 6% increase from the third quarter dividend.

The fourth quarter dividend will be payable on Thursday, December 6, 2012 to Autoliv shareholders of record on the close of business on Wednesday, November 21.

The ex-date when the shares will trade without the right to the dividend will be Monday, November 19, 2012

Next Report

Autoliv intends to publish the quarterly report for the fourth quarter 2012 on Thursday, January 31, 2013.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report to stockholders, Form 10-K annual report, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, such as, without limitation, changes in and the successful execution of our restructuring and cost reduction initiatives discussed herein and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material, fuel and energy costs, changes in consumer and customer preferences for end products, customer losses, customer bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in currencies or interest rates, fluctuation in vehicle production schedules for which the Company is a supplier, component shortages, market acceptance of our new products, costs or difficulties related to the integration of any new or acquired businesses and technologies, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments or joint venture arrangements, pricing negotiations with customers, our ability to be awarded new business, increased costs, supply issues, product liability, warranty and recall claims and other litigation and customer reactions thereto, possible adverse results of pending or future litigation or infringement claims, negative impacts of governmental investigations and litigation relating to the conduct of our business, tax assessments by governmental authorities, dependence on key personnel, legislative or regulatory changes, political conditions, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report and Quarterly Report on Forms 10-K and 10-Q and any amendments thereto. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly or revise any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLR and we assume no obligation to update any such statements.

Report – Third Quarter 2012

Key Ratios

	Quarter July - September		First 9 months		Latest 12	Full year
	2012	2011	2012	2011	months	2011

Earnings per share, basic	$1.23	$1.55	$3.71	$5.21	$5.47	$6.99
Earnings per share, diluted1)	$1.23	$1.48	$3.63	$4.95	$5.32	$6.65
Total parent shareholders’ equity per share	$38.63	$36.82	$38.63	$36.82	$38.63	$37.33
Cash dividend paid per share	$0.47	$0.45	$1.39	$1.28	$1.84	$1.73
Operating working capital, $ in millions2)	633	576	633	576	633	514
Capital employed, $ in millions3)	3,437	3,343	3,437	3,343	3,437	3,257
Net (cash) debt, $ in millions2)	(265)	41	(265)	41	(265)	(92)
Net debt to capitalization, %4)	N/A	1	N/A	1	N/A	N/A

Gross margin, %5)	19.9	20.4	20.1	21.0	20.3	21.0
Operating margin, %6)	9.6	10.2	8.5	10.7	9.1	10.8

Return on total equity, %7)	13.0	17.0	13.1	19.8	14.5	19.6
Return on capital employed, %8)	22.5	24.6	21.4	27.4	22.8	27.5

Average no. of shares in millions1)	95.7	93.5	94.9	93.8	94.5	93.7
No. of shares at period-end in millions9)	95.4	89.3	95.4	89.3	95.4	89.3
No. of employees at period-end10)	40,213	37,937	40,213	37,937	40,213	38,500
Headcount at period-end11)	50,413	47,695	50,413	47,695	50,413	47,919
Days receivables outstanding12)	73	72	69	70	70	67
Days inventory outstanding13)	32	33	31	32	31	32

1) Assuming dilution and net of treasury shares. 2) Non-GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Net debt in relation to capital employed. 5) Gross profit relative to sales. 6) Operating income relative to sales. 7) Net income relative to average total equity. 8) Operating income and equity in earnings of affiliates, relative to average capital employed. 9) Excluding dilution and net of treasury shares. 10) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 11) Includes temporary hourly personnel. 12) Outstanding receivables relative to average daily sales. 13) Outstanding inventory relative to average daily sales.

Consolidated Statements of Income

(Dollars in millions, except per share data)

	Quarter July - September		First 9 months		Latest 12	Full year
	2012	2011	2012	2011	months	2011
Net sales
Airbag products	$1,268.7	$1,318.8	$4,062.0	$4,056.6	$5,398.2	$5,392.8
Seatbelt products	621.4	659.0	1,998.9	2,015.5	2,662.8	2,679.4
Active safety products	57.0	39.8	153.9	115.6	198.5	160.2

Total net sales	1,947.1	2,017.6	6,214.8	6,187.7	8,259.5	8,232.4

Cost of sales	(1,559.5)	(1,606.4)	(4,964.0)	(4,888.9)	(6,579.6)	(6,504.5)

Gross profit	387.6	411.2	1,250.8	1,298.8	1,679.9	1,727.9

Selling, general & administrative expenses	(88.8)	(91.5)	(276.3)	(277.5)	(367.5)	(368.7)
Research, development & engineering expenses, net	(96.8)	(103.7)	(350.0)	(335.7)	(455.8)	(441.5)
Amortization of intangibles	(4.8)	(4.2)	(14.5)	(13.5)	(19.6)	(18.6)
Other income (expense), net	(9.8)	(6.9)	(78.9)	(7.0)	(81.8)	(9.9)

Operating income	187.4	204.9	531.1	665.1	755.2	889.2

Equity in earnings of affiliates, net of tax	1.8	2.0	5.3	5.2	6.9	6.8
Interest income	0.9	1.4	2.4	3.4	3.9	4.9
Interest expense	(10.9)	(16.2)	(32.6)	(47.1)	(47.5)	(62.0)
Loss on extinguishment of debt	—	0.1	—	(6.2)	—	(6.2)
Other financial items, net	(4.1)	0.4	(7.6)	(3.0)	(9.0)	(4.4)

Income before income taxes	175.1	192.6	498.6	617.4	709.5	828.3

Income taxes	(57.1)	(53.5)	(153.0)	(150.1)	(204.2)	(201.3)

Net income	$118.0	$139.1	$345.6	$467.3	$505.3	$627.0

Less; Net income attributable to non-controlling interest	0.5	0.7	1.2	2.4	2.4	3.6
Net income attributable to controlling interest	$117.5	$138.4	$344.4	$464.9	$502.9	$623.4

Earnings per share1)	$1.23	$1.48	$3.63	$4.95	$5.32	$6.65

1) Assuming dilution and net of treasury shares.

Report – Third Quarter 2012

Consolidated Balance Sheets

(Dollars in millions)

	September 30 2012	June 30 2012	March 31 2012	December 31 2011	September 30 2011
Assets
Cash & cash equivalents	$908.2	$917.3	$732.0	$739.2	$630.7
Receivables, net	1,577.4	1,570.0	1,660.8	1,457.8	1,527.8
Inventories, net	623.4	595.7	620.8	623.3	619.4
Other current assets	193.3	199.6	182.1	180.0	165.4

Total current assets	3,302.3	3,282.6	3,195.7	3,000.3	2,943.3

Property, plant & equipment, net	1,194.9	1,133.4	1,156.4	1,121.2	1,102.7
Investments and other non-current assets	293.0	281.9	289.4	279.6	256.9
Goodwill assets	1,610.3	1,604.1	1,611.5	1,607.0	1,612.1
Intangible assets, net	101.7	105.2	105.5	109.2	114.3

Total assets	$6,502.2	$6,407.2	$6,358.5	$6,117.3	$6,029.3

Liabilities and equity
Short-term debt	$158.1	$171.3	$209.3	$302.8	$221.8
Accounts payable	1,055.2	1,074.8	1,092.8	1,083.9	1,058.1
Other current liabilities	758.7	787.3	826.3	699.2	703.6

Total current liabilities	1,972.0	2,033.4	2,128.4	2,085.9	1,983.5

Long-term debt	497.4	472.9	468.7	363.5	480.2
Pension liability	199.5	195.7	198.2	193.1	141.3
Other non-current liabilities	131.7	124.3	125.9	125.8	122.2

Total non-current liabilities	828.6	792.9	792.8	682.4	743.7

Total parent shareholders’ equity	3,685.5	3,565.6	3,420.7	3,333.4	3,287.8
Non-controlling interest	16.1	15.3	16.6	15.6	14.3

Total equity	3,701.6	3,580.9	3,437.3	3,349.0	3,302.1

Total liabilities and equity	$6,502.2	$6,407.2	$6,358.5	$6,117.3	$6,029.3

Consolidated Statements of Cash Flows

(Dollars in millions)

	Quarter July - September		First 9 months		Latest 12	Full year
	2012	2011	2012	2011	months	2011

Net income	$118.0	$139.1	$345.6	$467.3	$505.3	$627.0
Depreciation and amortization	68.3	66.5	204.0	197.9	274.4	268.3
Other, net	(11.0)	20.1	13.4	36.8	14.7	38.1
Changes in operating assets and liabilities	(44.6)	(33.9)	(115.7)	(236.9)	(54.0)	(175.2)

Net cash provided by operating activities	130.7	191.8	447.3	465.1	740.4	758.2

Capital expenditures, net	(97.7)	(86.0)	(261.3)	(256.6)	(361.7)	(357.0)
Acquisitions of businesses and other, net	(0.7)	(1.9)	3.5	(1.4)	(10.8)	(15.7)

Net cash used in investing activities	(98.4)	(87.9)	(257.8)	(258.0)	(372.5)	(372.7)

Net cash before financing1)	32.3	103.9	189.5	207.1	367.9	385.5

Net (decrease) increase in short-term debt	(19.9)	(8.3)	(26.6)	116.2	(39.7)	103.1
Issuance of long-term debt	26.1	—	32.5	47.1	32.5	47.1
Repayments and other changes in long-term debt	(0.5)	(6.2)	(8.9)	(214.3)	(14.3)	(219.7)
Dividends paid	(44.9)	(40.1)	(129.9)	(114.1)	(170.1)	(154.3)
Cash paid for extinguishment of debt	—	0.0	—	(6.3)	—	(6.3)
Common stock options exercised	2.3	0.1	12.1	12.1	12.9	12.9
Common stock issue, net	—	—	106.3	—	106.3	—
Dividend paid to non-controlling interests	0.0	0.0	(0.8)	(0.4)	(0.8)	(0.4)
Other, net	(0.1)	(0.6)	(1.0)	(5.3)	(1.0)	(5.3)
Effect of exchange rate changes on cash	(4.4)	22.2	(4.2)	0.9	(16.2)	(11.1)

Increase (decrease) in cash and cash equivalents	(9.1)	71.0	169.0	43.0	277.5	151.5
Cash and cash equivalents at period-start	917.3	559.7	739.2	587.7	630.7	587.7

Cash and cash equivalents at period-end	$908.2	$630.7	$908.2	$630.7	$908.2	$739.2

1) Non-GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Report – Third Quarter 2012

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	September 30 2012	June 30 2012	March 31 2012	December 31 2011	September 30 2011
Total current assets	$3,302.3	$3,282.6	$3,195.7	$3,000.3	$2,943.3
Total current liabilities	(1,972.0)	(2,033.4)	(2,128.4)	(2,085.9)	(1,983.5)

Working capital	1,330.3	1,249.2	1,067.3	914.4	959.8
Cash and cash equivalents	(908.2)	(917.3)	(732.0)	(739.2)	(630.7)
Short-term debt	158.1	171.3	209.3	302.8	221.8
Derivative asset and liability, current	4.6	6.0	1.6	(4.0)	(15.5)
Dividends payable	47.7	44.8	44.7	40.2	40.2

Operating working capital	$632.5	$554.0	$590.9	$514.2	$575.6

Net (Cash) Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD reported in other balance sheet captions.

	September 30 2012	June 30 2012	March 31 2012	December 31 2011	September 30 2011
Short-term debt	$158.1	$171.3	$209.3	$302.8	$221.8
Long-term debt	497.4	472.9	468.7	363.5	480.2

Total debt	655.5	644.2	678.0	666.3	702.0
Cash and cash equivalents	(908.2)	(917.3)	(732.0)	(739.2)	(630.7)
Debt-related derivatives	(12.1)	(10.1)	(12.9)	(19.1)	(30.8)

Net (cash) debt	$(264.8)	$(283.2)	$(66.9)	$(92.0)	$40.5

Components in Sales Increase/Decrease

Since the Company generates almost 80% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in the total U.S. GAAP net sales.

Quarter July - September

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(7.1)	$(50.9)	13.0	$81.5	(3.7)	$(7.7)	11.9	$29.8	(5.6)	$(11.8)	2.0	$40.9
Currency effects	(10.5)	(75.9)	(2.4)	(14.8)	(1.0)	(2.1)	1.0	2.6	(6.2)	(13.0)	(5.1)	(103.2)
Acquisitions/divestitures	(1.1)	(8.2)	—	—	—	—	—	—	—	—	(0.4)	(8.2)

Reported change	(18.7)	$(135.0)	10.6	$66.7	(4.7)	$(9.8)	12.9	$32.4	(11.8)	$(24.8)	(3.5)	$(70.5)

First 9 months January - September

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(6.5)	$(155.3)	14.1	$272.6	19.0	$102.9	10.8	$76.2	0.7	$4.6	4.8	$301.0
Currency effects	(8.5)	(203.8)	(2.5)	(49.1)	1.3	7.0	2.5	17.9	(5.0)	(31.3)	(4.2)	(259.3)
Acquisitions/divestitures	(0.5)	(11.6)	—	—	—	—	—	—	(0.5)	(3.0)	(0.2)	(14.6)

Reported change	(15.5)	$(370.7)	11.6	$223.5	20.3	$109.9	13.3	$94.1	(4.8)	$(29.7)	0.4	$27.1

Report – Third Quarter 2012

ITEMS AFFECTING COMPARABILITY

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter July - Sept 2012			Quarter July - Sept 2011
	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP
Operating income	$197.1	$(9.7)	$187.4	$211.6	$(6.7)	$204.9
Operating margin, %	10.1	(0.5)	9.6	10.5	(0.3)	10.2
Income before taxes	$184.8	$(9.7)	$175.1	$199.3	$(6.7)	$192.6
Net income	$124.5	$(6.5)	$118.0	$144.1	$(5.0)	$139.1
Return on capital employed, %	23.2	(0.7)	22.5	25.3	(0.7)	24.6
Return on total equity, %	13.5	(0.5)	13.0	17.5	(0.5)	17.0
Earnings per share, diluted 2)	$1.30	$(0.07)	$1.23	$1.53	$(0.05)	$1.48

	First 9 months 2012			First 9 months 2011
	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP
Operating income	$610.0	$(78.9)	$531.1	$677.0	$(11.9)	$665.1
Operating margin, %	9.8	(1.3)	8.5	10.9	(0.2)	10.7
Income before taxes	$577.5	$(78.9)	$498.6	$629.3	$(11.9)	$617.4
Net income	$403.4	$(57.8)	$345.6	$476.3	$(9.0)	$467.3
Capital employed	$3,495	$(58)	$3,437	$3,352	$(9)	$3,343
Return on capital employed, %	24.3	(2.9)	21.4	27.9	(0.5)	27.4
Return on total equity, %	15.1	(2.0)	13.1	20.1	(0.3)	19.8
Earnings per share, diluted 2)	$4.24	$(0.61)	$3.63	$5.05	$(0.10)	$4.95
Total parent shareholders’ equity per share	$39.24	$(0.61)	$38.63	$36.92	$(0.10)	$36.82

1) Capacity alignment and antitrust investigations. 2) Assuming dilution and net of treasury shares.